UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 23, 2017

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52735	20-8753132
(Commission File Number)	(IRS Employer Identification No.)

27 Drydock Ave., 2nd Floor
Boston, Massachusetts 02210
(Address of principal executive offices and zip code)

(617) 531-6500
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 23, 2017, MetaStat, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a number of institutional and accredited investors (collectively, the “Investors”) pursuant to which the Company may sell up a maximum of $7,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), at a purchase price (the “Purchase Price”) of $1.15 per share (the “Private Placement”). The Private Placement shall terminate on or before July 31, 2017.

Additionally, certain existing Company investors (the “2016 Company Investors”) who subscribed and purchased securities in the Company’s 2016 unit private placements (the “2016 Unit Financings”) with an aggregate original investment amount of $6,574,750 (the “Original Investment Amount”) that invest a Purchase Price in the Private Placement in an amount that is equal to one hundred percent (100%) of such 2016 Company Investor’s Original Investment Amount shall for no additional consideration (i) be issued 0.425 shares of Common Stock for each Share purchased in the Private Placement (the “Additional Shares”), and (ii) have the exercise price of certain outstanding warrants issued in connection with the 2016 Unit Financings held by such 2016 Company Investor adjusted from $3.00 per share to $2.00 per share (the “Warrant Adjustment”). Certain 2016 Company Investors that invest a Purchase Price in the Private Placement in an amount equal to fifty percent (50%) of such 2016 Company Investor’s Original Investment Amount shall for no additional consideration be issued 0.425 Additional Shares for each Share purchased in the Private Placement. For the benefit of certain Investors that would be deemed to have beneficial ownership in excess of 4.99% or 9.99%, the Company may issue shares of its Series A-2 Convertible Preferred Stock (the “Preferred Shares”), in lieu of issuing to such Investors shares of Common Stock in the Private Placement. Each of the Preferred Shares is convertible into 10 shares of Common Stock (the “Conversion Shares”).

Pursuant to the initial closing of the Private Placement under the Purchase Agreement, the Company issued an aggregate of 570,870 Shares, 242,620 Additional Shares, approximately 196,216 Preferred Shares convertible into 1,962,164 Conversion Shares and repriced an aggregate of 502,913 warrants in connection with the Warrant Adjustment for an aggregate purchase price of approximately $2.14 million. After deducting placement agent fees and other offering expenses, the Company received net proceeds of approximately $2.0 million. Additionally, the Company will issue an aggregate of 136,830 placement agent warrants with a term of five years, an exercise price equal to $1.27 per share, and a cashless exercise provision.

The foregoing description of the Private Placement and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of Purchase Agreement filed as Exhibit 10.1 hereto. A copy of the press release is attached hereto as Exhibit 99.1.

Item 3.02.  Unregistered Sales of Equity Securities.

As described more fully in Item 1.01 above, the issuance of securities pursuant to the Private Placement was exempt from registration pursuant to Section 4(2) of, and Regulation D promulgated under, the Securities Act of 1933, as amended. The securities issued in the Private Placement have not been registered under the Securities Act or any other applicable securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.

Item 9.01.  Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Form of Purchase Agreement.
99.1	Press Release dated June 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC. By: /s/ Douglas A. Hamilton Name: Douglas A. Hamilton Title: President and CEO
Dated: June 27, 2017